Exhibit 99.1
Oasis Petroleum Announces the Addition of William J. Cassidy to Its Board of Directors
Houston, Texas — September 17, 2010 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) announced today that Mr. William J. Cassidy has been appointed as a Director of the Company. Mr. Cassidy will Chair the Nominating and Governance Committee and sit on the Audit and Compensation Committees.
Mr. Cassidy has spent his career in the investment banking and energy industries, mostly focused on the independent exploration and production sectors. In March of 2010, Mr. Cassidy joined Resource Production Advisors, LLC a firm providing investors with access to commodity investments and advice. He is also a non-executive director of GasValpo, SA, a Chilean gas distribution company. Additionally, Mr. Cassidy was a founding partner at U.S. Drilling Capital Management, LLC, a drilling investment fund, starting in 2008. From 2006 until 2008, Mr. Cassidy served at Barclays Capital as Head of Exploration and Production Investment Banking. From 2002 to 2006 he worked as a senior member of the Energy and Power Investment Banking division at Banc of America Securities. Mr. Cassidy began his investment banking career with JPMorgan Chase in varying capacities from 1995 to 2001. During that time he spent two years in London, focused on the emerging deregulation of the European natural gas industry, spending the balance of his time in New York focused on providing strategic advice to North American and Latin American E&P companies. He worked as a Geophysicist for Conoco from 1989 to 1993 focused on the North Sea and emerging deepwater Gulf of Mexico.
He earned his Bachelor of Science in Geology and Math from the National University of Ireland, Cork, a Masters of Science in Petroleum Geophysics from the Royal School of Mines, Imperial College, London and a Masters of Business Administration from the Wharton School of the University of Pennsylvania.
Mr. Thomas B. Nusz, Chairman, President and CEO, said: “We are delighted to have Bill join our Board of Directors. He brings more than 20 years of petroleum industry and energy investment banking experience to Oasis. His strategic insights, investment banking background, and understanding of the global oil and gas industry will be a tremendous asset to the company as we continue to grow and develop following our recent IPO.”
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily focused in the Williston Basin. For more information, please visit our website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (713) 481-0435
Director — Investor Relations